Subject to Completion: PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006) Preliminary Prospectus Supplement dated May 9, 2007	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132747

Performance Tracking Securities
UBS AG $• Securities Linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Horizon Total Return due on or about June 29, 2012

Issuer:	UBS AG (Jersey Branch).

Term:	5 years, subject to the right to exchange your Securities monthly, as described below.

Maturity Date:	We currently expect that the Securities will mature on or about June 29, 2012.

Principal Amount:	$10 per Security.

Initial Minimum Investment:	100 Securities at a principal amount of $10 per Security ($1,000)

No Interest Payments:	We will not pay you interest during the term of the Securities.

Underlying Index:

The return on the Securities is linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Horizon Total Return (the “Index”). The Index is designed to be a diversified benchmark for commodities as an asset class. The Index is composed of twenty eight futures contracts with up to five different maturities. The Index was designed by UBS AG (“UBS”) and Bloomberg L.P. (“Bloomberg”) and is calculated by UBS. For a discussion of the Index, see “The CMCI Horizon Total Return” beginning on page S-16.

Payment at Maturity or upon Early Exchange:	At maturity or upon an early exchange, you will receive a cash payment equal to the Redemption Amount.

Redemption Amount:	(Principal Amount × Index Performance) – Fee Amount
See “Specific Terms of the Securities—Payment at maturity or upon an early exchange” beginning on page S-27.

Index Performance:	Index Ending Level

Index Starting Level

Index Starting Level:	•, the closing level of the Index on or about June 25, 2007 (the “trade date”).

Index Ending Level:	The closing level of the Index on the applicable valuation date or on or about June 22, 2012 (the “final valuation date”), as the case may be.

Fee Amount:

The “Fee Amount” is equal to 0.75% per annum multiplied by the Principal Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (0.75%/365) × Principal Amount × Index Performance.

You may lose some or all of your investment if the Index level declines or does not increase by an amount sufficient to offset the effect of the Fee Amount.

Exchange Right:

You will have the right to exchange your Securities monthly on the fourth business day of each month (each, an “exchange date”) for a cash payment equal to the Redemption Amount determined on the valuation date, which will be the third business day before the immediately succeeding exchange date, by delivering an Official Notice of Exchange to UBS AG no later than 12:00 p.m. (New York City time) on the Notification Date. In order to exercise your exchange right, you must exchange at least 100 Securities ($1,000).

Notification Dates:	The last business day of each month.

No Listing:	The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

CUSIP Number:	902619501

ISIN Number	US9026195019

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The securities offered hereby are classified by UBS as a Performance Solution for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page S-4.

See “Risk Factors” beginning on page S-8 for additional risks related to an investment in the Securities.

The Offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	100%	0.00%	100%
Total

UBS Investment Bank

Prospectus Supplement dated June •, 2007

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are medium-term notes issued by UBS linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index (CMCI) Horizon Total Return (the “Index”). The Securities offer the opportunity to participate in any appreciation or decline in the Index, as measured by the percentage change between the level of the Index on or about June 25, 2007 (the “trade date”) and the level of the Index on the applicable valuation date or on or about June 22, 2012 (the “final valuation date”), as the case may be, reduced by a “fee factor” (representing the effect of the Fee Amount), all as described in greater detail below.

Announced in January 2007, the Index was developed by UBS and Bloomberg L.P. It provides an innovative alternative to traditional commodity indices. The Index is weighted across both commodities and maturities and represents a basket of 28 commodity futures contracts with a series of up to 5 different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the commodity futures contracts comprising the Index offer tenors ranging from 3 months to 3 years. The Index also utilizes a continuous roll mechanism for each constant maturity with respect to each contract included in the Index, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into.

The commodities represented in the Index currently include agricultural products, energy products, metals and minerals. The exchanges include the New York Mercantile Exchange (including the COMEX division), Chicago Board of Trade, London Metal Exchange, New York Board of Trade, Chicago Mercantile Exchange, Kansas City Board of Trade, ICE Futures, European Energy Exchange, Winnipeg Commodities Exchange and Euronext Liffe. For more information on the Index, see “The CMCI Horizon Total Return” beginning on page S-16.

What is your payment at maturity or upon exchange?

At maturity or upon an early exchange, you will receive a cash payment per $10 Principal Amount of your Securities equal to the Redemption Amount, which will be calculated on the applicable valuation date or final valuation date, as the case may be, and based on the Index Performance.

The “Redemption Amount” will equal:

(Principal Amount × Index Performance) – Fee Amount

The “Index Performance,” which may be positive or negative, will be calculated as follows:

Index Ending Level

Index Starting Level

where the “Index Starting Level” will equal the closing level of the Index on the trade date and the “Index Ending Level” will equal the closing level of the Index on the applicable valuation date or final valuation date, as the case may be.

The “Fee Amount” is equal to 0.75% per annum multiplied by the Principal Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (0.75%/365) × Principal Amount × Index Performance.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early exchange.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines or if the Index does not increase by an amount sufficient to offset the effect of the Fee Amount.

For a further description of how your payment at maturity or upon an early exchange will be calculated, see “Examples” on page S-6 and “Specific Terms of the Securities—Payment at Maturity or upon Exchange” beginning on page S-27.

Exchange Right

You will have the right to exchange your Securities monthly on the fourth business day of each month (each, an “exchange date”) for a cash payment equal to the Redemption Amount determined on the valuation date, which will be the third business day before the immediately succeeding exchange date.

Selected Purchase Considerations

†

Index participation—The Securities provide the opportunity at maturity or upon an early exchange to participate in the potential increase in the level of the Index from the trade date to the applicable valuation date or the final valuation date, as the case may be, subject to reduction by the fee factor (representing the effect of the Fee Amount).

†	Diversification—The Securities may provide diversification within your portfolio through exposure to an index comprised of 28 futures contracts on physical commodities.

†

Minimum investment—Your minimum investment is 100 Securities at a principal amount of $10 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

†

Monthly exchange right—You will have the right to exchange your Securities monthly on each exchange date for a cash payment equal to the Redemption Amount determined on the applicable valuation date, which will be the third business day before the immediately succeeding exchange date.

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-8.

†

You may lose some or all of your principal—The Securities are fully exposed to any decline in the level of the Index. You will lose some or all of your principal if the Index Ending Level is below the Index Starting Level or if the Index Ending Level is not sufficiently above the Index Starting Level to offset the effect of the Fee Amount.

†

Market risk—The return on the Securities, which may be positive or negative, is directly linked to the performance of the Index and indirectly linked to the value of the exchange-traded physical commodities and futures contracts underlying the Index, and will depend on whether, and the extent to which, the Index Performance is positive or negative.

†

Limited history of the Index—The Index has a limited performance history, and it is uncertain how the Index will perform as a tradable index and how useful it will be for purposes of trading. In addition, while the Index is intended to represent a benchmark for commodities investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the commodities market.

†

No direct exposure to fluctuations in foreign exchange rates—The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the futures contracts composing the Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in payment at maturity.

†	No interest payments or income from the Securities—You will not receive any interest payments on the Securities.

†

There may be little or no secondary market in the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to the applicable exchange date or the maturity date, you may have to sell them at a substantial loss.

†	Effect of the Fee Amount—The effect of the Fee Amount will reduce your participation in the performance of the Index.

The Securities may be a suitable investment for you if:

†

You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

†	You believe the level of the Index will increase during the term of the Securities by an amount great enough to offset the effect of the Fee Amount.

†

You are willing to accept the risk that you may lose some or all of your investment if the Index Ending Level is below the Index Starting Level, or not sufficiently above the Index Starting Level to offset the effect of the Fee Amount.

†	You do not seek current income from this investment.

†	You are willing to hold the Securities until an exchange date or until maturity.

The Securities may not be a suitable investment for you if:

†	You will create an overconcentrated position in the commodities sector of your portfolio by owning the Securities.

†

You believe the Index Ending Level will not exceed the Index Starting Level by an amount sufficient to offset the effect of the Fee Amount or that the level of the Index will decline during the term of the Securities.

†	You are not willing to accept the risk that you may lose some or all of your principal.

†	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

†	You seek current income from your investment.

†	You seek an investment for which there will be an active secondary market.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

†

Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

†

Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

†

Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

†	Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Buffer protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price of the underlying asset. In order to benefit from any of principal protection investors must hold the Security until maturity.

Classification of Structured Products into categories is not intended to guarantee particular results of performance.

Who calculates and publishes the Index?

The Index is calculated and published daily, with published information reflecting the previous day’s numbers. Index information is available from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters Group PLC (“Reuters”) on page UBSCMCI. Index information is also available on the Bloomberg website: http://www.bloomberg.com (symbol: CMCITR; select “IND” in the drop-down box). For further information on CMCI, investors can go to http://www.ubs.com/cmci.

What are the tax consequences of the Securities?

In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as a pre-paid cash-settled forward contract with respect to the Index. The terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you would generally recognize capital gain or loss upon the maturity of your Securities (or upon your sale, exchange, redemption or other disposition of your Securities prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss generally would be long-term capital gain or loss if you held your Securities for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “Supplemental U.S. Tax Considerations” on page S-36.

How do the Securities Perform at Maturity?

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. At maturity or upon an early exchange (based on the valuation date immediately preceding each exchange date), investors receive a payment equal to the Principal Amount multiplied by the Index Performance, less the Fee Amount. The figures in these examples have been rounded for ease of analysis.

Since the Fee Amount reduces the amount at maturity or upon early exchange, the value of the Index must increase significantly in order for you to receive at least the Principal Amount of your investment at maturity or upon early exchange. If the value of the Index decreases or does not increase significantly so as to offset the effect of the fees, you will receive less than the Principal Amount of your investment at maturity or upon early exchange.

Assumptions:
Principal Amount:	$10
Index Starting Level:	1100 (the actual Index Starting Level will be the Index level on the trade date)
Term:	5 years with monthly Exchange Rights

Example 1 —	The Index closes at 1418.27 on the final valuation date, a 28.93% increase from the Index Starting Level of 1100.

Year	Index Level	Change in Index Level*	Fee Amount**	Redemption Amount at Maturity or Upon Early Exchange***

0	1100.00		$0.00	$10.00
1	1032.90	–6.10%	$0.07	$9.32
2	1073.65	–2.40%	$0.15	$9.61
3	1360.53	23.68%	$0.24	$12.13
4	1407.45	27.95%	$0.33	$12.46
5	1418.27	28.93%	$0.43	$12.46

Annualized Index Return		5.21%
Annualized Securities Return
(takes into account the
effect of the Fee Amount)		4.50%
Total Return at maturity on the
Security (per $10.00)		24.60%

A 28.93% increase in the level of the Index results, after deduction of fees, in a redemption amount of $12.46 (per $10.00), a 24.60% return on the Securities.

Example 2 —	The Index closes at 857.34 on the final valuation date, a 22.06% decrease from the Index Starting Level of 1100.

	Index Level	Change in Index Level*	Fee Amount**	Redemption Amount at Maturity or Upon Early Exchange***

0	1100.00		$0.00	$10.00
1	1314.49	19.50%	$0.08	$11.87
2	1280.20	16.38%	$0.17	$11.47
3	1249.96	13.63%	$0.26	$11.10
4	1002.00	–8.91%	$0.34	$8.77
5	857.34	–22.06%	$0.41	$7.39

Annualized Index Return		–4.86%
Annualized Return on the Security
(takes into account the
effect of the Fee Amount)		–5.88%
Total Return at maturity on the
Security (per $10.00)		–26.12%

A 22.06% decline in the level of the Index results, after deduction of fees, in a redemption amount of $7.39 (per $10.00), a negative 26.12% return on the Securities.

Example 3 —	The Index closes at 1155.92, a 5.08% increase from the Index Starting Level of 1100.

Year	Index Level	Change in Index Level*	Fee Amount**	Redemption Amount at Maturity or Upon Early Exchange***

0	1100.00		$0.00	$10.00
1	1164.79	5.89%	$0.08	$10.51
2	1157.24	5.20%	$0.16	$10.36
3	1477.76	34.34%	$0.24	$13.19
4	1338.49	21.68%	$0.34	$11.83
5	1155.92	5.08%	$0.42	$10.09

Annualized Index Return		1.00%
Annualized Return on the Security		0.17%
(takes into account the effect of the Fee Amount)
Total Return at maturity on the
Security (per $10)		0.87%

A 5.08% increase in the level of the Index results, after deduction of fees, in a redemption amount of $10.09 (per $10.00), a 0.87% return on the Securities.

*	The change in Index Level is based on the Index Performance, which is equal to the Index Ending Level/Index Starting Level.

**	The Fee Amount is calculated on a daily basis and the figures in this column represent a running total based on assuming daily index ending levels for the period covered.

***	The Redemption Amount will equal (Principal Amount × Index Performance) — Fee Amount.

Risk Factors

The return on the Securities is linked to the performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the maturity date, due, among other things, to fluctuations in the price of commodities underlying the futures contracts included in the Index (the “Index Commodities”) and other events that are difficult to predict and beyond our control. Investing in the Securities is NOT equivalent to investing directly in the Index Commodities or the Index itself. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity or upon an early exchange. We will pay you at maturity or upon an early exchange a Redemption Amount per $10 Principal Amount of your Securities, based on the performance of the Index and the effect of the Fee Amount. Because the level of the Index is subject to fluctuations in the Index Commodities and market performance generally, the amount of cash you receive at maturity or upon an early exchange may be more or less than your Principal Amount. If the Index Performance is negative, you will lose some or all of your Principal Amount. If the Index Performance is positive, the level of the Index must increase by an amount sufficient to offset the effect of the Fee Amount in order to receive a positive return on your Securities. See “Specific Terms of the Securities” beginning on page S-27.

The effect of the Fee Amount will reduce your participation in the performance of the Index.

The effect of the Fee Amount will diminish the value of the Securities by reducing the Redemption Amount, for purposes of determining the value of the Securities, by a rate of 0.75% per year, compounded daily over the term of the Securities (Fee Amount). To demonstrate the effect of the Fee Amount on your payment at maturity, please review the hypothetical calculations in “How do the Securities Perform at Maturity” on page S-6.

Owning the Securities is not the same as owning the Index Commodities or the exchange-traded futures contracts on the Index Commodities.

The return on your Securities will not reflect the return you would realize if you actually owned the Index Commodities or futures contracts on such commodities and held such investment for a similar period because the level of the Index is calculated in part by reference to the prices of the futures contracts included in the Index without taking into consideration any rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

If the level of the Index increases above the Index Starting Level during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Securities declines.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that

Risk Factors

generally the level of the Index on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

†	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

†	the composition of the Index and the market price of the Index Commodities or the exchange-traded futures contracts on the Index Commodities;

†	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market-maker;

†	interest rates in the market;

†	the time remaining to the maturity of the Securities;

†	the creditworthiness of UBS; and

†

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market price of the Index Commodities or the exchange-traded futures contracts on the Index that affect commodities and futures markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

There are uncertainties regarding the Index because of its limited performance history.

The Index was launched on January 29, 2007. While the Index is intended to represent a benchmark for commodities investments, the methodology used to achieve this benchmarking has a limited history in its application. It therefore cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate benchmark for the performance of the commodities market. Moreover, while the Index is subject to bi-annual review and rebalancing in order to maintain the intended commodity weightings, these bi-annual reviews have yet to occur. In practice it is uncertain how successful the Index Committees will be in achieving their goal of maintaining an appropriate benchmark.

There may not be an active trading market in the Securities—Sales in the secondary market may result in significant losses.

You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.

The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Risk Factors

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the amount you will receive at maturity.

The Index is overseen and managed by the CMCI Governance Committee, in consultation with the CMCI Advisory Committee (the CMCI Governance Committee and the CMCI Advisory Committee together the “Index Committees”). The Index Committees have a significant degree of discretion, subject to ratification by the Index Sponsors, regarding the composition and methodology of the Index, including additions, deletions and the weightings of the Index Commodities, all of which could affect the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The Index Committees do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the Index.

Furthermore, the bi-annual composition of the Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision are not applied retroactively but will be reflected in prospective weighting calculations of the Index for the following year. However, not every discrepancy may be discovered.

The amount payable on the Securities and their market value could also be affected if UBS, in its sole discretion, discontinues or suspends calculation of the Index or the Index Sponsors, in their sole discretion, suspend publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Starting Level or the Index Ending Level are not available because of a market disruption event or for any other reason, the calculation agent—which will initially be UBS Securities LLC, an affiliate of UBS—will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make a good faith estimate in its sole discretion of the Index Ending Level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indexes and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices, which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

Commodity prices may change unpredictably, affecting the value of your Securities in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect

Risk Factors

the level of the Index and the value of your Security in varying ways, and different factors may cause the value of different Index Commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

Prolonged decline in value in energy-oriented materials would have a negative impact on the level of the Index and the value of your Securities.

Approximately 33% of the component commodities on the Index are energy-oriented, including 20% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the Index and the value of your Securities. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden the Index to account for such developments, the level of the Index and the value of your Securities could decline.

Higher future prices of commodities included in the Index relative to their current prices may lead to a decrease in the amount payable at maturity.

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the commodity indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Index, such as gold, have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices of contracts are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. Therefore, despite the continuous roll and constant maturity features of the Index, the absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, decrease the payment you receive at maturity.

The Index will include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets.

The Index will include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include:

†	varying exchange rates,

Risk Factors

†	exchange controls,

†	expropriation,

†	burdensome or confiscatory taxation,

†	moratoriums, and

†	political or diplomatic events.

It will also likely be more costly and difficult for the Index Committees to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Securities.

The return on the Securities will not be adjusted for changes in exchange rates that might affect the futures contracts underlying the Index which are quoted in foreign currencies.

Although some of the futures contracts which comprise the Index are traded in currencies other than U.S. dollars, and the Securities are denominated in U.S. dollars, the amount payable on the Securities at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which the futures contracts comprising the Index are quoted. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The amount we pay in respect of the Securities on the maturity date will be based solely upon the Index Return. See “Specific Terms of the Securities—Payment at Maturity”or upon Exchange beginning on page S-27.

The formula for determining the payment at maturity does not take into account all developments in the Index.

Changes in the Index during the term of the Securities before the final valuation date will not be reflected in the calculation of the amount payable, if any, at maturity. The calculation agent will calculate the payment at maturity by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other Index levels will be taken into account. As a result, you may lose some or all of your investment even if the Index has risen at certain times during the term of the Securities before falling to a level below the Index Starting Level on the final valuation date.

You will not receive interest payments on the Securities or have rights in the exchange-traded futures contracts on the Index Commodities.

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that holders of the exchange-traded futures contracts on the Index Commodities may have.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.

The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index. The trading prices of exchange-traded futures contracts on the Index Commodities will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall generally.

Risk Factors

Trading and other transactions by UBS or its affiliates in Index Commodities, futures, options, exchange-traded funds or other derivative products on Index Commodities or the Index, may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-34, we or one or more affiliates may hedge our obligations under the Securities by purchasing Index Commodities, futures or options on Index Commodities or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Commodities or the Index, and we may adjust these hedges by, among other things, purchasing or selling Index Commodities, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Commodities and the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in Index Commodities, the exchange-traded futures contracts on the Index Commodities, and other investments relating to Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of Index Commodities, the exchange-traded futures contracts on the Index Commodities, and the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Commodities, the exchange-traded futures contracts on the Index Commodities, or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the commodities included in the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index and, therefore, the market value of the Securities.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the underlying assets, index or indices to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on commodities and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates have published research or other opinions that calls into question a passive investment in commodities and opines that commodities may not provide an effective inflation hedge or portfolio diversification benefits relative to other investments. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. The Securities are

Risk Factors

linked to an Index that is intended to passively track the prices of a basket of commodities. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

UBS’ involvement in the Index Committees may conflict with your interest as a holder of the Securities.

UBS nominates members of the CMCI Governance Committee and the CMCI Advisory Committee (collectively, the “Index Committees”). Consequently, UBS will be involved in the composition and management of the Index including additions, deletions and the weightings of the Index Commodities or exchange-traded futures contracts on the Index Commodities, all of which could affect the level of the Index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. Due to its influence on determinations of the Index Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.

The Index Committees may be required to replace a component.

If, for any reason, one of the index components ceases to exist or liquidity collapses to abnormal levels, or any other similar event with similar consequences as determined in the discretion of the Index Committees occurs, the CMCI Advisory Committee will call an exceptional meeting to assess the situation and, together with the CMCI Governance Committee, come out with a replacement for the component or for a change in weighting. The replacement of a component or a change in weighting may have an adverse impact on the value of the Index.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-5, “Supplemental U.S. Tax Considerations” on page S-36, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The calculation agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs on the final valuation date.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities—Market Disruption Event” on page S-29.

Risk Factors

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Securities. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” on page S-33. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The CMCI Horizon Total Return

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index (“CMCI”) and CMCI Horizon Total Return (the “Index”), including without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources (for which information we accept responsibility as to correct reproduction but no further or other responsibility (express or implied) regarding such third party information), (ii) the handbook “CMCI Horizon: A Supplement to the UBS Bloomberg Constant Maturity Commodity Index” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein and (iii) the handbook “UBS Bloomberg CMCI: UBS Bloomberg Constant Maturity Commodity Index” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by UBS and Bloomberg L.P. (the “Index Sponsors”). We accept responsibility as to the correct reproduction of such information. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the Index. None of the Index Committees and/or members of the Index Committees individually is involved in the offer of the Securities and has no obligation to consider your interests as a holder of the Securities. However, employees of UBS AG, the issuer of the Securities, are members of the Index Committees and its affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities.

Bloomberg L.P. and Reuters Group PLC have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

Overview of the CMCI and the Index

The return of the Securities is linked to the performance of the Index, which was introduced in January 2007 to provide an innovative alternative to traditional commodity indices. The Index is based on the same methodology and contains the same components as the CMCI, which was also introduced in January 2007. Where the CMCI has weightings across commodities, the Index is weighted across both commodities and maturities. The Index represents a basket of 28 commodity futures contracts with a series of up to 5 different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the Index is based on commodity futures contracts with tenors ranging from 3 months to 3 years. The Index also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the Index currently include agricultural products, energy products, metals and minerals. The exchanges include the New York Mercantile Exchange (including the COMEX division), Chicago Board of Trade, London Metal Exchange, New York Board of Trade, Chicago Mercantile Exchange, Kansas City Board of Trade, ICE Futures, European Energy Exchange, Winnipeg Commodities Exchange and Euronext.Liffe.

The Index was developed by UBS and Bloomberg L.P. (“Bloomberg”). The Index is calculated and published daily, with published information reflecting the previous day’s numbers. Index information is available under the symbol “CMCITR” from Bloomberg on pages CUBS 3 GO, CMCN or CMCX and from Reuters Group PLC (“Reuters”) on page UBSCMCI.

The CMCI Horizon Total Return

Set forth below is a current list of the commodity futures contracts comprising the Index, together with their respective symbols, exchanges and individual tenor weights, as of January 29, 2007:

Component/ Quoted SCM	Code	Exchange/ Platform	3M	6M	1Y	2Y	3Y	Total Individual Commodity Target Weights*

WTI Crude Oil	CL	NYMEX	3.96%	1.36%	1.24%	0.94%	0.62%	8.12%
WTI Crude Oil	EN	ICE	1.92%	0.51%	0.44%	0.33%	0.25%	3.44%
Brent Crude Oil	LCO	ICE	2.91%	0.92%	0.65%	0.46%	0.32%	5.26%
Heating oil	HO	NYMEX	1.74%	0.62%	0.40%	—	—	2.76%
Gasoil	LGO	ICE	1.82%	0.68%	0.50%	—	—	2.99%
RBOB Gasoline	RB	NYMEX	1.78%	0.72%	—	—	—	2.50%
Natural Gas	NG	NYMEX	2.98%	1.71%	1.49%	1.00%	0.68%	7.85%
LME Copper	MCU	LME	5.42%	2.07%	2.11%	1.56%	1.11%	12.27%
LME Zinc	MZN	LME	1.83%	0.60%	0.63%	—	—	3.05%
LME Aluminium	MAL	LME	4.11%	1.50%	1.70%	1.56%	1.25%	10.11%
LME Nickel	MNI	LME	1.66%	0.48%	0.46%	—	—	2.60%
LME Lead	MPB	LME	0.53%	0.17%	0.13%	—	—	0.83%
Gold	GC	COMEX	2.23%	0.56%	0.39%	0.27%	0.22%	3.66%
Silver	SI	COMEX	0.49%	0.13%	0.09%	0.06%	0.05%	0.82%
SRW Wheat	W	CBOT	1.63%	0.75%	0.54%	—	—	2.92%
HRW Wheat	KW	KCBOT	0.88%	0.44%	0.29%	—	—	1.61%
Corn	C	CBOT	2.65%	1.52%	1.05%	—	—	5.23%
Soybeans	S	CBOT	2.07%	1.52%	1.03%	—	—	4.63%
Soybeans Meal	SM	CBOT	0.95%	0.55%	—	—	—	1.50%
Soybean Oil	BO	CBOT	0.81%	0.44%	—	—	—	1.25%
Sugar #11	SB	NCBOT	2.68%	0.78%	0.67%	—	—	4.12%
Sugar #5	LSU	EN	2.03%	1.08%	—	—	—	3.11%
Cocoa	LCC	EN	0.40%	0.26%	0.17%	—	—	0.83%
Coffee “C” Arabica	KC	NYBOT	1.00%	0.36%	0.20%	—	—	1.56%
Cotton	CT	NYBOT	1.20%	0.50%	0.24%	—	—	1.93%
F.C. Orange Juice (A)	OJ	NYBOT	0.72%	—	—	—	—	0.72%
Live Cattle	LC	CME	1.87%	0.90%	—	—	—	2.76%
Lean Hogs	LH	CME	1.11%	0.44%	—	—	—	1.56%

Total	—	—	53.38%	21.55%	14.42%	6.17%	4.48%	100%

Source: UBS Investment Bank, CMCI Advisory Committee, CMCI Advisory Committee.

* Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See “—Continuous Rolling of Contracts on page S-20.”

The weights of the Index tenors (maturities) are as follows*:

* The bars represent cumulative tenor weights of all 28 futures contracts for each constant maturity.

The CMCI Horizon Total Return

The commodity sectors included in the Index as of January 29, 2007, and their initial relative weights, are as follows:

Target Weights

The Index Committees

All decisions related to the Index are made by the CMCI Governance Committee, which is comprised of 8 people: 4 appointed by each Index Sponsor. Each Index Sponsor, in turn, appoints a chairman from the members of the CMCI Governance Committee who serves for a period of six months. Each representative on the CMCI Governance Committee has one vote, with the chairman having an additional vote in the event of a tie. The CMCI Governance Committee holds ordinary meetings biannually around the second Friday of May and November.

The CMCI Governance Committee is advised by the CMCI Advisory Committee, which is comprised of experts including trading, research, and structuring representatives, a secretary and a legal advisor. The CMCI Advisory Committee provides relevant market data and recommends appropriate changes to the Index. The CMCI Advisory Committee may also request special meetings of the CMCI Governance Committee in the case of market emergencies or where the CMCI Advisory Committee feels a special meeting is necessary. Ultimately, the decisions of the CMCI Governance Committee must be reviewed and, if approved, implemented by the Index Sponsors themselves. In this regard, the Index Sponsors will each be represented by an appointee who is a board member (or Managing Director) of the relevant Index Sponsor.

Index Composition

The Selection Process

In order to be eligible for inclusion in the Index, a commodity future contract must satisfy certain requirements as described below. Changes in the Index’s composition, as described herein, are entirely a function of those made on the CMCI by the CMCI Governance Committee. No decision can be made to add or withdraw an Index component or affect a weight of such component independently from those made with respect to the CMCI.

Generally, when a contract becomes eligible for inclusion in the Index, and the CMCI Governance Committee believes that such inclusion is appropriate in light of the Index procedures and objectives, changes in the Index composition would be reviewed in May and/or November by the CMCI

The CMCI Horizon Total Return

Governance Committee, with changes effected during the following maintenance period of July and/or January.

The Index’s composition is modified only in rare occasions, in order to maintain liquidity and stability of the Index, and the composition of the Index generally will not be changed unless extraordinary circumstances in fact occur. Such “extraordinary circumstances” may include (but are not limited to):

†	declining or rising trading volumes, instrument delisting or creation,

†	critical changes in commodity supply and demand patterns, or global economic patterns affecting the supply or demand,

†	changes in foreign exchange laws, or

†	in general, all types of legal and tax rulings or decisions presenting a material increase in costs or compliance burden to CMCI investors and/or members of the CMCI Governance Committee.

In some special situations likely to affect the Index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee can also declare “force majeure” and can change any parameter of the Index with immediate effect. The Index Sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the Index, the following primary and secondary requirements have to be satisfied:

†

The “primary requirements” are related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls, availability and accuracy of contract, price and volume data.

†

The “secondary requirements” involve satisfying a series of pure financial thresholds based on liquidity. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

Index Weightings

Initial Weightings

As of the date of this Prospectus Supplement, the Index components have the initial weightings indicated in the chart on page S-17 (the “Initial Weightings”). The Initial Weightings may be amended from time to time, as described below.

The weighting process for the Index is designed to reflect the economic significance and market liquidity of each commodity. The Index Sponsors use a two step approach to determining target weights of the futures contracts in the Index. First, the Index Sponsors use regional Consumer Price Indexes (CPI), Producer Price Indexes (PPI) and Gross Domestic Product (GDP) data to produce the Economic Weight (EW) of each of the five sectors of the Index—the five sectors of the Index are currently agriculture, livestock, energy, precious metals and industrial metals. Second, the market value of the amount of each commodity that is consumed is used to calculate the individual instrument weight of each commodity, based on such market value as a percentage of the total market value of the consumption of all commodities included in the relevant sector.

The CMCI Horizon Total Return

Changes in the Weights and/or Index Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in the Index bi-annually, in November and May, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the Index Sponsors.

Continuous Rolling of Contracts

The Index represents a weighted average of all available CMCI constant maturities (ranging from 3 months to 3 years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts. As of January 29, 2007, the average tenor of the futures contracts underlying the Index is approximately 8 months. As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the Index limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the Index reflects the most liquid contracts.

Rebalancing of the Index Components

Because of price movements, the weight of each commodity in the Index will move away from its target weight over time. The weight of each Index component is therefore rebalanced over the final three business days of each month in order to bring each commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee.

Market Disruption

As noted above, the CMCI Advisory Committee will request extraordinary meetings with the CMCI Governance Committee in the event of actual or potential “market emergency” or “force majeure” events (as discussed below), or any other situations the CMCI Advisory Committee deems, in its own discretion, to require an extraordinary meeting. The purpose of such meetings will be to determine what, if any, changes to make to the Index.

Market Emergency and Force Majeure

In some extraordinary circumstances, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem an event a “market emergency and force majeure” event. Such extraordinary circumstances include:

†	currency control mechanisms,

†	a tax related announcement,

†	a scientific announcement,

†	an official or state announcement likely to affect commodities markets,

†	any climate and weather related emergencies,

†	a war,

†	a terrorist event,

The CMCI Horizon Total Return

†

any other event which would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index, or

†	any situation creating an unfair advantage or disadvantage for any individual or group of market participants or the Index Sponsors.

Whenever a “market emergency and majeure” event has been identified, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can take any action it deems appropriate, such as, but not limited to:

†	the replacement of a daily component nearby price when there is an obvious and manifest error in the officially settled price or when a market abuse is likely to have taken place,

†	the temporary or final removal of a commodity from the Index,

†	the immediate change of an Index parameter,

†	the suspension of the calculation of the Index, a sub Index, a constant maturity series, or a currency series, or

†	in general, any action necessary to preserve the reputation of the Index as a fair and tradable benchmark.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for a contract involved in the roll, the Index business day is deemed a “market disruption event day”. The components involved are not rolled on that day. For those contracts or components, the roll periods remain identical to the value they had on the Index business day immediately preceding the “market disruption event day” in such a way that the roll period is extended for as long as no settlement price is made available by the affected exchange. If, after a period of five standard business days, no settlement price has been made available by the exchange, the Index Sponsors will determine, in good faith, bearing in mind both the interests of investors and market participants, the one or more exchange settlement prices necessary for the rolling of the component and the calculation of the Index.

Adjustments for “FX Market Disruption Event Day”

In the event of a referenced price source failing to publish a valid fixing rate for a referenced currency exchange rate, the Index business day is deemed an “FX market disruption event day”. If no fixing price has been made available by the defaulting price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the Index will be obtained by the Index Sponsors from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with an aim to maintain and reinforce the position of the Index as a leading tradable commodity investment benchmark. A commercially reasonable method would be for example, but is not limited to, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event of the rate source becoming permanently deficient, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem the event a “force majeure” event and decide to replace it by a new source with immediate effect.

The CMCI Horizon Total Return

Calculation of the Index

The Index is calculated and published daily, with published information reflecting the previous day’s numbers. Index information is available under the symbol “CMCITR” from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI.

Index information is also available on the Bloomberg website: http://www.bloomberg.com (symbol: CMCITR; select “IND” in the drop-down box). For further information on CMCI, investors can go to http://www.ubs.com/cmci.

Total Return

The CMCI Horizon Total Return is a “total return” index. In addition to uncollateralized returns generated from the CMCI Horizon basket, a daily fixed income return is added, which reflects the interest earned on securities theoretically deposited as margin for hypothetical positions in the futures contracts composing the Index.

Historical Closing Levels of the Index

Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Commodities will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on May 8, 2007 was 1133.19. The actual Index Starting Level will be the closing level of the Index on the trade date.

The table below shows the performance of the Index from December 31, 1997 through May 8, 2007.

CMCI Horizon Pro Forma Results for the period from December 31, 1997 through May 8, 2007

Year	Ending Level	Annual Return

1997	301.61
1998	231.83	–23.14%
1999	293.06	26.41%
2000	372.07	26.96%
2001	318.12	–14.50%
2002	385.15	21.07%
2003	492.98	28.00%
2004	631.22	28.04%
2005	871.85	38.12%
2006	1050.20	20.46%
2007	1133.19	7.90%

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The CMCI Horizon Total Return

The table below shows the performance of the Index from July 31, 1998 through May 8, 2007 in comparison with three traditional commodities indices: the Goldman Sachs Commodity Index (GSCI®) Total Return, Dow Jones-AIG Commodity IndexSM Total Return and Rogers International Commodity Index® Total Return. The data for the CMCI Horizon Total Return is derived by using the Index’s calculation methodology with historical prices.

	Pro Forma and Historical Results for the period from July 31, 1998 through May 8, 2007

	CMCI Horizon Total Return	GSCI Total Return	DJAIG Total Return	Rogers Total Return

Total Return	335.17%	149.95%	157.37%	247.83%
Annualized Return	18.26%	11.01%	11.38%	15.27%
Annual Volatility	12.07%	22.11%	14.82%	16.59%
Sharpe Ratio	1.10	0.27	0.43	0.62

The graph below illustrates the performance of the Index from July 31, 1998 through May 8, 2007 in comparison with three traditional commodities indices: the Goldman Sachs Commodity Index (GSCI®) Total Return, Dow Jones-AIG Commodity IndexSM Total Return and Rogers International Commodity Index® Total Return. The data for the CMCI Horizon Total Return is derived by using the Index’s calculation methodology with historical prices.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Disclaimer

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSION OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OR FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FOR ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). UBS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW UBS DISCLAIMS

The CMCI Horizon Total Return

ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH.

Commodity Futures Market

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Index has been comprised exclusively of futures contracts traded on regulated exchanges.

Valuation of the Securities

At maturity or upon an early exchange. You will receive a cash payment at maturity or upon an early exchange that is based on the Index return, which may be positive or negative. The Securities are fully exposed to the downside performance risk of the Index from the trade date to the applicable valuation date or the final valuation date, as the case may be, and a negative Index return will reduce your cash payment at maturity or upon an early exchange. In order to receive a positive return on your Securities, the level of the Index must increase by an amount sufficient to offset the effect of the Fee Amount. You may lose some or all of your investment if the Index declines or does not increase by an amount sufficient to offset the effect of the Fee Amount.

At maturity or upon an early exchange, you will receive a cash payment per $10 Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the applicable valuation date or the final valuation date, as the case may be, and based on the Index Performance.

The “Redemption Amount” will equal:

(Principal Amount × Index Performance) – Fee Amount

The “Index Performance,” which may be positive or negative, will be calculated as follows:

Index Ending Level

Index Starting Level

where the “Index Starting Level” will equal the closing level of the Index on the trade date and the “Index Ending Level” will equal the closing level of the Index on the applicable valuation date or final valuation date, as the case may be.

The “Fee Amount” is equal to 0.75% per annum multiplied by the Principal Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (0.75%/365) × Principal Amount × Index Performance.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early exchange.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines or if the Index does not increase by an amount sufficient to offset the effect of the Fee Amount.

For further information concerning the calculation of the payment at maturity or upon an early exchange, see “Specific Terms of the Securities—Payment at Maturity or upon Exchange” on page S-27.

Valuation of the Securities

Prior to maturity or upon an early exchange. The market value of the Securities will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, the level of interest rates, the perceived creditworthiness of UBS, the time remaining to maturity, the market price of the Index Commodities and exchange-traded futures contracts on the Index Commodities, economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market price of Index Commodities and exchange-traded futures contracts on the Index Commodities, as well as the volatility of commodities prices. See “Risk Factors” beginning on page S-8 for a discussion of the factors that may influence the market value of the Securities prior to maturity or upon an early exchange.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

Your minimum investment is 100 Securities at a principal amount of $10 per Security (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Securities.

Payment at Maturity or upon Exchange

At maturity or upon an early exchange, you will receive a cash payment per $10 Principal Amount of your Securities equal to the Redemption Amount, which is calculated on the applicable valuation date or the final valuation date, as the case may be, and based on the Index Performance.

The “Redemption Amount” will equal:

(Principal Amount × Index Performance) – Fee Amount

The “Index Performance,” which may be positive or negative, will be calculated as follows:

Index Ending Level

Index Starting Level

where the “Index Starting Level” will equal the closing level of the Index on the trade date and the “Index Ending Level” will equal the closing level of the Index on the applicable valuation date or final valuation date, as the case may be.

Specific Terms of the Securities

The “Fee Amount” is equal to 0.75% per annum multiplied by the Principal Amount multiplied by the Index Performance, calculated on a daily basis, with the Fee Amount being equal to zero on the trade date and then increasing, on each subsequent calendar day, by an amount equal to: (0.75%/365) × Principal Amount × Index Performance.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early exchange.

The Securities are fully exposed to any decline in the level of the Index. You may lose some or all of your investment if the Index level declines or if the Index does not increase by an amount sufficient to offset the effect of the Fee Amount.

Exchange Right

You will have the right to exchange your Securities monthly on each exchange date for a cash payment equal to the redemption amount determined on the applicable valuation date, which will be the third business day before the immediately succeeding exchange date. In order to exercise your exchange right, you must exchange at least 100 Securities ($1,000).

In order to effect this exchange and receive the Redemption Amount, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

†	fill out an Official Notice of Exchange, which is attached as Annex A to this prospectus supplement (Annex A will be attached to the final prospectus supplement);

†

deliver your Official Notice of Exchange to us via fax at 203-719-3477 or via e-mail to structuredinvestments@ubs.com (which must be acknowledged by us) no later than 12:00 p.m. (New York City time) on the Notification Date, which is the last business day of each month and the fourth business day prior to each monthly exchange date; and

†

transfer your book-entry interest in the Securities to the Trustee for the benefit of our account at or prior to 10:00 a.m. (New York City time) on the first business day after the applicable valuation date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If you give us your Official Notice of Exchange after 12:00 p.m. (New York City time) on the Notification Date, which is the fourth business day prior to the applicable exchange date, your notice will not be effective, you will not be able to exchange your Securities until the following exchange date and you will need to complete all the required steps if you should wish to exchange your Securities on any subsequent exchange date.

Since the Securities will be held only in book-entry form, only DTC may exercise the exchange right with respect to the Securities. Accordingly, beneficial owners of Securities that desire to have all or any portion of their Securities exchanged must instruct the participant through which they own their interest to direct DTC to exercise the exchange right on their behalf. All instructions given to DTC participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable. In addition, at the time instructions are given, in order to effect this exchange and receive the Redemption Amount each beneficial owner must direct the DTC participant through which it owns its interest to transfer its book-entry interest in the related Securities, on DTC’s records, to the Trustee for the benefit of our account.

Specific Terms of the Securities

Maturity Date

The maturity date is currently expected to be on or about June 29, 2012, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with “—Final Valuation Date” below, then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “—Market Disruption Event” below.

Final Valuation Date

The final valuation date is currently expected to be on or about June 26, 2012, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Exchange Dates

The exchange dates are currently expected to be the fourth business day of each month. If the third business day before the applicable exchange date does not qualify as the applicable valuation date as determined in accordance with “—Valuation Dates” below, then the applicable exchange date will be the third business day after the immediately preceding valuation date. The calculation agent may postpone the applicable valuation date—and therefore the applicable exchange date—if a market disruption event occurs or is continuing on a day that would otherwise be the applicable valuation date. We describe market disruption events under “—Market Disruption Event” below.

Valuation Dates

The applicable valuation date will be the third business day before the immediately succeeding exchange date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the applicable valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the applicable valuation date for the Securities be postponed by more than twenty business days.

Market Disruption Event

The calculation agent will determine the Index Ending Level on the applicable valuation date or the final valuation date, as the case may be. If the Index return is negative, you will lose some or all of your investment. If the Index return is positive, the level of the Index must increase by an amount sufficient to offset the effect of the Fee Amount in order to receive a positive return on your Securities. As described above, the applicable valuation date or the final valuation date, as the case may be, may be postponed and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the applicable valuation date or the final valuation date, as the case may be, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than twenty business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent

Specific Terms of the Securities

will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with respect to the Index:

†	the termination, absence or suspension of, or material limitation or disruption in the trading of any exchange-traded futures contract included in the Index;

†	the settlement price of any such contract has increasing or decreasing by an amount equal to the maximum permitted price change from the previous day’s settlement price;

†	the settlement price not being published for any individual exchange-traded futures contract included in the Index;

†	the Index not being published, as determined by the calculation agent in its sole discretion; or

†

in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

†	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

†	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any commodity related to the Index.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any commodity included in the Index are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus

Specific Terms of the Securities

under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

†	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

†	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

†	no quotation of the kind referred to above is obtained, or

†	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the applicable valuation date or the final valuation date, as the case may be, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

Specific Terms of the Securities

†	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

†	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If the Index Sponsors discontinue publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Ending Level is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of physical commodities, exchange-traded futures contracts or physical commodities or indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index Commodities, the exchange-traded futures contracts on the Index Commodities or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of the exchange-traded futures contracts on Index Commodities and whether the change is made by the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Commodities or is due to any other reason—that causes the Index not to fairly represent the value of the Index had such change not been made or that otherwise affects the calculation of the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Ending Level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculating agent in its sole discretion.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity or upon an early exchange will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date”, “Exchange Date” and “Valuation Date” above.

Specific Terms of the Securities

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity or upon an early exchange, market disruption events, business days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on the commodities included in the Index or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the commodities included in the Index,

†

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

†	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the commodities included in the Index, listed or over-the-counter options or futures on the commodities included in the Index or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the commodities markets.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-8 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2006 (unaudited)	CHF	USD

	(in millions)
Debt
Debt issued(1)	325,790	267,159

Total Debt	325,790	267,159
Minority Interest(2)	6,089	4,993
Shareholders’ Equity	49,801	40,839

Total capitalization	381,680	312,991

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82004.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as a pre-paid cash-settled forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you would generally recognize capital gain or loss upon the sale, redemption or maturity of your

Supplemental U.S. Tax Considerations

Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. Alternatively, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be required to recognize taxable gain or loss upon a roll or rebalancing of the Index or (ii) any gain or loss that you recognize upon the maturity of the Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Supplemental U.S. Tax Considerations

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. UBS Securities LLC intends to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Securities against payment for the Securities on or about the fourth business day following the date of the pricing of the Securities. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing will be required, by virtue of the fact that we expect the Securities initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-8
The CMCI Horizon Total Return	S-16
Valuation of the Securities	S-25
Specific Terms of the Securities	S-27
Use of Proceeds and Hedging	S-34
Capitalization of UBS	S-35
Supplemental U.S. Tax Considerations	S-36
ERISA Considerations	S-39
Supplemental Plan of Distribution	S-40

Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	9
Capitalization of UBS	9
UBS	10
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	35
Legal Ownership and Book-Entry Issuance	52
Considerations Relating to Indexed Securities	57
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	60
U.S. Tax Considerations	63
Tax Considerations Under the Laws of Switzerland	74
ERISA Considerations	76
Plan of Distribution	77
Validity of the Securities	80
Experts	80

Performance Tracking
Securities

UBS AG $• Securities
linked to the UBS Bloomberg
Constant Maturity Commodity Index
(CMCI) Horizon Total Return
due on or about June 29, 2012

Prospectus Supplement

June •, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank